Exhibit 3.1(ii)

EXHIBIT A

AMENDED AND RESTATED SECTIONS OF BY-LAWS

Sections 8.1, 8.2, 8.3 and 8.4 of Article VIII, Certificates of Stock and their Transfer, and Sections 9.4 and 9.7 of Article IX, Restrictions on Transfer of Common Stock Series Issued Pursuant to Corporation’s Stock Purchase Plan, are amended and restated as follows:

SECTION 8.1 Certificates of Stock. Shares of the capital stock of the Corporation may, but shall not be required to, be issued in certificated form. If such stock is certificated, the certificates of stock of the Corporation shall be in such form as may be determined by the Board of Directors, shall be numbered and shall be entered in the books of the Corporation as they are issued. Certificates of stock issued to a stockholder shall exhibit the holder’s name and number of shares and shall be signed by the Chairman of the Board, the President or a vice president and by the Chief Financial Officer or an assistant treasurer or the Secretary or an assistant secretary. If any stock certificate is signed (i) by a transfer agent or an assistant transfer agent, or (ii) by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any officer of the Corporation may be facsimile. In case any such officer whose facsimile signature has thus been used on any such certificate shall cease to be such officer, whether because of death, resignation or otherwise, before such certificate has been delivered by the Corporation, such certificate may nevertheless be delivered by the Corporation, as though the person whose facsimile signature has been used thereon had not ceased to be such officer. All certificates properly surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued to evidence transferred shares until the former certificate for at least a like number of shares shall have been surrendered and canceled and the Corporation reimbursed for any applicable taxes on the transfer, except that in the case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms, and with such indemnity, if any, to the Corporation, as the Board of Directors may prescribe specifically or in general terms or by delegation to a transfer agent for the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of holders of certificates representing shares of stock of the same class and same series shall be identical.

SECTION 8.2 Lost, Stolen or Destroyed Certificates. The Board of Directors, in individual cases, or by general resolution or by delegation to the transfer agent, may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates, or his legal representative to advertise the same in such manner as it shall require and or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. Nothing in this Section 8.2 shall require the Corporation to issue a new certificate if the Corporation has determined that such shares shall be uncertificated.

SECTION 8.3 Transfers of Stock. The capital stock held of record shall be transferable only on the transfer books of the Corporation, subject to these By-Laws (including the provisions of Article IX of these By-Laws, if applicable), and any restrictions on transfer applicable to the shares being transferred thereby of which the Corporation shall have notice, by the owner in person, or by attorney or legal representative, written evidence of whose authority shall be filed with the Corporation. No transfer of shares of capital stock shall be valid until such transfer has been entered on the books of the Corporation by an entry showing from and to whom transferred and, (i) if the stock is certificated, the transfer shall not be valid until the surrender of the certificate, duly endorsed or accompanied by proper evidence of succession, assignation or transfer, and cancellation of the certificate representing the same or (ii) if the stock is uncertificated, the transfer shall not be valid unless accompanied by a duly executed stock transfer power or other proper transfer instructions from the registered owner of such uncertificated shares.

SECTION 8.4 Restrictions on Transfer. Any Stockholder may enter into an agreement with other Stockholders or with the Corporation providing for reasonable limitation or restriction on the right of such Stockholder to transfer shares of capital stock of the corporation held by him. Any such limitation or restriction on the transfer of shares of this Corporation may be set forth on certificates, if any, representing shares of capital stock or notice thereof may be otherwise given to the Corporation or the transfer agent, in which case the Corporation or the transfer agent shall not be required to transfer such shares upon the books of the Corporation without receipt of satisfactory evidence of compliance with the terms of such limitation or restriction.

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SECTION 9.4 Exercise of Right. The Corporation shall, for a period of thirty (30) days following receipt of the notice of intended disposition, have the right to purchase any or all of the Target Shares upon substantially the same terms and conditions specified in such notice However, should the third party offer involve other than cash consideration for the Target Shares, then the Board of Directors shall have the authority to make a good faith determination of the fair market value of the offered consideration and may effect the purchase of the Target Shares by making a cash payment equal to the value of the offered consideration as determined by the Board of Directors. The Corporation’s repurchase right shall be exercisable by written notice delivered to the holder of the Target Shares prior to the expiration of the thirty (30) day exercise period. If such right is exercised, the Corporation shall effect its purchase of the Target Shares, including payment of the purchase price, not more than thirty (30) days thereafter; and at such time the holder of the Target Shares shall deliver to the Corporation (i) if the Target Shares are certificated, the certificates representing the Target Shares to be purchased, each such certificate to be properly endorsed for transfer, or (ii) if the Target Shares are uncertificated, such other stock transfer power or other proper transfer instructions from the registered owner of such uncertificated Target Shares.

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SECTION 9.7 Legend. All certificates, if any, representing shares of Series Common Stock shall be endorsed with the following legend:

“The shares represented by this certificate are subject to certain restrictions on transfer and repurchase rights in favor of the Corporation. Such repurchase rights and transfer restrictions are set forth in the Corporation’s By-Laws, and a copy of the applicable provisions of the By-Laws may be obtained upon written request to the Secretary of the Corporation.”